Exhibit 10.24

Schedule of 2006 Officer Base Salary and Short-Term Incentive Plan Target Participation Rates

                            The 2006 base salaries and the 2006 STIP award targets (based on a percentage of base salary) for certain executive officers of PG&E Corporation and the Utility are as follows:

Name and Title	2006 Base Salary	2006 STIP % Target
Peter A. Darbee, Chairman of the Boards, Chief Executive Officer and President, PG&E Corporation	$975,000	100%
Thomas B. King, President and Chief Executive Officer, Utility	$615,000	75%
Christopher P. Johns, Senior Vice President, Chief Financial Officer and Treasurer, PG&E Corporation and Utility	$494,000	55%
Bruce R. Worthington, Senior Vice President and General Counsel, PG&E Corporation	$489,250	55%
Rand L. Rosenberg, Senior Vice President, Corporate Strategy and Development, PG&E Corporation	$475,000	55%

The 2006 perquisite amount for each officer ranges from $20,000 to $35,000.